Company Contact:	Media Contacts:
Andrew Wiseman, Ph.D.	Shellie M. Roth
Sr. Director of Investor Relations	President
La Jolla Pharmaceutical Company	Investor Relations Partners, Inc.
858-646-6615	973-535-8389
andrew.wiseman@ljpc.com	roth@irpartners.com
LA JOLLA PHARMACEUTICAL COMPANY ANNOUNCES
PRICING OF COMMON STOCK OFFERING
SAN DIEGO, March 29, 2007 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced the pricing of an underwritten public offering of 5,800,000 shares of its common stock at $6.00 per share for a total offering of $34.8 million. All of the shares are being sold by the Company. The offering is expected to close on April 4, 2007, subject to customary closing conditions. The Company has granted the underwriters an option to purchase up to an additional 870,000 shares to cover over-allotments in the offering, if any.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus.
This offering is being made pursuant to an effective shelf registration statement. Needham & Company, LLC acted as sole lead bookrunning manager for the offering. A.G. Edwards & Sons, Inc. acted as a co-manager. A final prospectus supplement and the accompanying base prospectus will be filed with the Securities and Exchange Commission and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying base prospectus may be obtained, when available, upon making a request in writing to Needham & Company, LLC, 445 Park Avenue, New York, New York 10022.
This press release contains “forward-looking statements” within the meaning of federal securities law. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the risk the offering may not be completed as described herein, or at all.
About La Jolla Pharmaceutical Company
     La Jolla Pharmaceutical Company is dedicated to improving and preserving human life by developing innovative pharmaceutical products. The Company’s leading product in development is Riquent®, which is designed to treat lupus renal disease by preventing or delaying renal flares. Lupus renal disease is a leading cause of sickness and death in patients with lupus. The Company has also developed small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC.